                           BUTLER INTERNATIONAL, INC.
                             1992 STOCK OPTION PLAN
                    (AS PROPOSED TO BE AMENDED MAY 23, 1995)

                                      I.

                                    THE PLAN

     The name of this Stock Option Plan shall be the Butler International, Inc. 1992 Stock Option Plan (referred to as the "Plan").

     The purpose of this Plan is to promote the growth and general prosperity of Butler International, Inc. (the "Company") by permitting it to grant options to purchase shares of its common stock in order to attract and retain the best available personnel for positions of substantial responsibility. It is further intended as an incentive for and to encourage stock ownership by certain individuals so that they may acquire or increase their proprietary interest in the success of the Company, and to encourage them to remain associated with and contribute to the success of the Company.

     The Plan shall be governed by the laws of the State of Maryland; if any provision hereof is held by any court of competent jurisdiction to be invalid or unenforceable, that provision shall be severed and the remaining provision shall continue to be fully effective.

     This plan shall become effective as of January 1, 1993. No grant of any option shall be valid unless granted prior to January 1, 2003.

                                      II.

                    ADMINISTRATION AND AMENDMENT OF THE PLAN

     The Plan shall be administered by the Executive Compensation Committee (the "Committee") which shall consist of at least two members of the Board of Directors who are not employees of the Company and who are appointed to the Committee from time to time by the Board of Directors. If any member of the Committee becomes an employee of the Company, his membership on the Committee shall automatically terminate. A majority of the Committee shall constitute a quorum and acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be deemed to be valid acts of the Committee. No member of the Committee shall be eligible to receive an option under the Plan.

     The Company shall effect the grant of options to such employees and in such amounts as the Committee directs. The Committee from time to time may adopt rules and regulations for carrying out the Plan. The determination or the interpretations and constructions of any provision of the Plan by the Committee, shall be final and conclusive unless otherwise determined by the Board. The determinations or the interpretations and constructions of any provision of the Plan by the Board shall be final and conclusive. The Board of Directors may, insofar as permitted by law, from time to time, with respect to any shares of stock at the time not subject to outstanding options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without approval of the holders of a majority of the stock of the Company, no such revision or amendment shall change the number of shares of stock subject to the Plan (except as may occur as a result of an occurrence described in Section V), change the designation of the class of employees eligible to receive options, remove the administration of the Plan from the Committee, or render any member of the Committee eligible to receive an option under the Plan while serving thereon.

                                      III.

                                  ELIGIBILITY

     Options may be granted only to those individuals who in the discretion of the Committee have made significant contributions to the Company or any subsidiary thereof, including officers and directors who are full or part-time employees of the Company, but excluding directors who are not employees of the Company. The Plan does not and will not confer upon any right to employment with the Company, nor will the Plan have any effect upon his right, or upon the right of the Company, to terminate the association at any time.

                                      IV.

                                  OPTION TERMS

     Stock Options granted pursuant to this Plan shall be evidenced by a stock option agreement executed by the Company and by the optionee to whom such option is granted, which options shall contain or be subject to the following terms and conditions:

     A. Each agreement shall state the number of shares subject to the option granted.

     B. The purchase price of each share under the option shall be established by the Committee at the time at which such option is granted, provided that no such purchase price shall be less than 100% of the fair market value of the Stock at the time of grant.

     C. The period of the option shall be that which is established by the Committee at the time at which the option is granted, provided that no option granted shall be exercisable after the expiration of ten years from the date of grant.

     D. The option may be exercised only if the optionee has been continuously associated with the Company since the date of the grant. Except as otherwise specifically provided herein, the optionee must hold the option for at least six (6) months prior to exercise. If an optionee shall cease to be associated with the Company for any reason other than death, he may, but only within two weeks of such cessation, exercise his option to the extent he was entitled to exercise it as of the date of such cessation.

          In the event of death of an optionee while associated with the Company, the option shall be exercisable only within three months of the date of the optionee's death and then only by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the optionee and shall be exercisable only to the extent that the optionee was entitled to exercise the option at the date of his death.

          If an optionee is terminated without cause, his options may, but only at the express discretion of the Board, continue to be exercised throughout their term, as defined in this Section.

     E. The option price shall be paid in cash, by check, or, with the consent of the Committee, by a non-interest bearing promissory note up to the limit permitted under the Federal Reserve Board regulations, of term no greater than seven years, payable to the Company, which shall be secured by a pledge of the shares to be acquired upon exercise of the Option. In addition, payment for shares purchased under an option may, with the consent of the Committee, be made, in whole or in part, by tendering shares of the Company's common stock, valued at fair market value, in lieu of cash.

     F. Options granted under the Plan may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of the descent or distribution, and may be exercised during the lifetime of the optionee only by that optionee.

     G. The number of shares and exercise price of any option granted hereunder shall be adjusted to take into account any stock dividends, stock splits, stock exchanges, mergers, consolidation or other capital changes, excluding payment of cash dividends, occurring between the date of grant and the date of exercise.

     H. The option agreements authorized under this Plan shall contain such other provisions or restrictions as the Committee or the Board of Directors shall deem advisable.

                                       V.

                               UNDERLYING SHARES

     The Company shall set aside 800,000 shares of its common stock (after taking account of the 1 for 6 reverse stock split effective June 29, 1992) to be made available for stock options granted pursuant to this Plan, the Butler International, Inc. 1992 Incentive Stock Option Plan, and the Butler International, Inc. 1992 Stock Bonus Plan. The number of shares available shall be adjusted to take into account any future stock dividends, stock splits, stock exchanges, mergers, consolidations or other capital changes.

     Exercise of any options granted hereunder shall be further subject to compliance with all state and federal laws relating to the offer and sale of securities. In the event shares of stock subject to such options are not covered by a registration statement, such options may be exercised only upon the optionee making certain representations in writing to the Company that, at the time of such exercise, the optionee intends to acquire such shares for investment and not for distribution or resale and certain other representations relating to the optionee's intent as in the opinion of counsel to the Company may be necessary to qualify the offer and sale of such shares for such exemptions, if any, from the registration requirements of state and federal securities laws as may be deemed to be available. If any law or regulation of the Securities and Exchange Commission, or of any other commission or agency having jurisdiction or regulatory authority over the issuance of such shares shall require the Company or the exercising optionee to take any action with respect to the shares of stock acquired by the exercise of the option, then the date upon which the Company shall deliver or cause to be delivered the stock certificate or certificates for the shares of stock shall be postponed until full compliance has been made with all such requirements. Although not bound by anything herein to do so, the Company may file a registration statement with the appropriate state and federal regulatory authorities as to the shares of stock subject to such options. In the event the Company does file such a registration statement, the Company may, but is not obligated to, maintain the effectiveness of such registration statement by filing amended and supplemental prospectuses with the appropriate regulatory authorities.